UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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☒ Preliminary Proxy Statement	☐ CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
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NORTH AMERICAN TECHNOLOGIES GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NORTH AMERICAN TECHNOLOGIES GROUP, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held Wednesday, April 28, 2004

To the Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Meeting”) of North American Technologies Group, Inc. (the “Company” or “NATK”) will be held at The Forest Club, 9950 Memorial Drive, Houston, Texas 77024, on Wednesday, April 28, 2004 at 4:00 p.m. Central Time, for the following purposes:

•	to elect two Class II directors of the Company;

•	to ratify a series of transactions with Sponsor Investments, LLC. (“Sponsor”) and its affiliates, including a $14,000,000 loan from Tie Investors, LLC, the transfer of all NATK’s operating assets to TieTek LLC, and the grant of an option to Sponsor to purchase 49.9% of TieTek LLC, all as more completely described in this proxy statement as the Sponsor Transaction;

•	to ratify the issuance of 500,000 shares of Company Common Stock to certain persons, including Henry W. Sullivan, the former Chief Executive Officer of the Company, as a partial royalty payment pursuant to a Royalty Agreement, as described in this proxy statement as the Royalty Holders Issuance;

•	to ratify the sale by the Company of 4,166,665 shares, and warrants to purchase an additional 4,166,665 shares, of Company Common Stock and 9,500 shares of Company Preferred Stock to a group of institutional investors, as described in this proxy statement as the Private Placement and Preferred Stock Placement;

•	to ratify the sale of 1,700,000 shares and a warrant to purchase 1,700,000 shares of Company Common Stock to its largest stockholder, Avalanche Resources, Ltd., in exchange for 408,000 shares of stock in Global Photonics Energy Corporation, as described in this proxy statement as the GPEC Transaction;

•	to ratify the appointment of Ham Langston & Brezina, LLP as independent auditors for the Company for the fiscal year ending December 31, 2004; and

•	to transact such other business as may properly be brought before the Meeting and at any adjournment(s) or postponement(s) thereof.

Only stockholders of record as of the close of business on March 23, 2004 are entitled to vote at the Meeting and any adjournment(s) or postponement(s) thereof.

All stockholders are cordially invited to attend the Meeting and the reception immediately following. Your directors welcome the opportunity to meet and visit with each of you personally.

To assure your representation at the Meeting, you are urged to complete, sign, date and return the enclosed proxy card as promptly as possible in the postage paid envelope enclosed for that purpose. Any stockholder attending the Meeting may vote in person even if he or she has returned a proxy.

By Order of the Board of Directors,

/s/ John N. Bingham
April 2, 2004	John N. Bingham, Acting Secretary

YOUR VOTE IS IMPORTANT

You are urged to sign, date and promptly

return your proxy in the enclosed envelope.

PROXY STATEMENT

2004 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION, SOLICITATION

OF PROXIES AND VOTING

The enclosed proxy is solicited on behalf of the Board of Directors of North American Technologies Group, Inc. (the “Board”) to be voted at the Annual Meeting of Stockholders of the Company to be held at The Forest Club, 9950 Memorial Drive, Houston, Texas 77024, on Wednesday, April 28, 2004 at 4:00 p.m. Central Time, and at any adjournment(s) or postponement(s) thereof for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The proxy solicitation materials are being mailed on or about April 5, 2004 to all stockholders entitled to vote at the Meeting. The mailing address of the Company’s executive office is 14315 West Hardy Road, Houston, Texas 77060.

Record Date and Share Ownership

Stockholders of record at the close of business on March 23, 2004 (the “Record Date”) are entitled to notice of and to vote at the Meeting. At the Record Date, 68,660,654 shares of Common Stock, $0.001 par value per share (the “Common Stock”), and 9,500 shares of the Convertible Preferred Stock, $0.001 par value per share (the “Preferred Stock”), were issued and outstanding. The Preferred Stock is not entitled to vote.

Revocability of Proxies

The execution of a proxy will not affect a stockholder’s right to attend the Meeting and vote in person. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is used at the Meeting either by filing with the Secretary of the Company a written notice of revocation or a proxy bearing a later date than the most recently submitted proxy, or by attendance at the Meeting and voting in person. Attendance at the Meeting will not, by itself, revoke a proxy, but submitting a proxy will ensure your representation if you do not attend the Meeting.

Form 10-KSB

A copy of the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003 accompanies this Proxy Statement. No material contained in the Form 10-KSB is to be considered a part of the proxy solicitation material.

Voting and Solicitation

On all matters submitted to stockholders at the Meeting, each share of Common Stock is entitled to one vote. The affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at a duly called and held meeting at which a quorum is present is required to approve each of the matters submitted to the stockholders for ratification. In the election of directors, the nominees receiving the highest number of affirmative votes of the shares entitled to be voted on the open positions, whether or not a majority of the shares present, will be elected. Stockholders are not entitled to cumulative voting in the election of directors.

Proxies which are validly executed by stockholders and which are received by the Company no later than the business day preceding the Meeting will be voted in accordance with the instructions contained thereon. If no instructions are given, the proxy will be voted in accordance with the recommendations of the Board and in the discretion of the persons named in the proxy on all other matters presented to the Meeting. For the reasons set forth in more detail in this Proxy Statement, the Board recommends a vote for each of the nominees for director and each of the matters proposed to be ratified by the stockholders.

The cost of this proxy solicitation will be borne by the Company. In addition to the use of mail, proxies may be solicited in person or by telephone by employees of the Company without additional compensation. The Company will reimburse brokers and other persons holding stock in their names or in the names of nominees for their expenses incurred in sending proxy material to principals and obtaining their proxies.

Quorum; Abstentions; Broker Non-Votes

Stockholders holding a majority of the shares of Common Stock, considered together, entitled to vote on the Record Date must be present in person or represented by proxy at the Meeting in order to constitute a quorum for the transaction of business. Abstentions and broker non-votes will be counted for the purpose of determining a quorum but will not be counted in determining the outcome of any matter for which the holder does not vote or the broker does not have discretionary authority to vote. If the shares represented in person or by proxy at the Meeting are not sufficient to constitute a quorum, the Company may adjourn the Meeting from time to time, without notice other than by announcement at the Meeting adjourned, to permit the Company to continue soliciting proxies. Proxies given pursuant to this solicitation and not revoked will be voted at any postponement or adjournment of the Meeting in the manner set forth above.

PROPOSAL 1

ELECTION OF CLASS II DIRECTORS

Nominees for Consideration at the Meeting

The Board of Directors of the Company is currently composed of five directors, divided into three classes. The directors are elected to serve staggered three-year terms, with the term of one class of directors expiring each year. The three classes of directors are identified as Class I, Class II and Class III based on the expiration of the terms of the directors in each class. Vacancies in the Board may be filled by the Board, and any director chosen to fill a vacancy shall hold office until the next election of the class for which such director has been chosen. Mr. Mathias, who is currently a Class II director whose term expires at the Meeting, has been renominated to serve an additional term as a Class II Director. Mr. Maddox, who was elected a Class III director in 2002, has been nominated for election as a Class II director at this Meeting.

Unless otherwise specified, each properly executed proxy received will be voted for the election of the nominees named below to serve as Class II directors until the 2007 Annual Meeting of Stockholders or until their successors are elected and qualified. The persons named below have been nominated by the Board and shall be identified as Class II directors. Although the Company is not aware of any reason that the nominees will be unable or will decline to serve as directors, in the event that any nominee is unable or unwilling to serve, the proxies solicited hereby will be voted for such other person or persons as may be nominated by the Board of Directors.

NOMINEES FOR CLASS II DIRECTORS

Stockholder Vote

The nominees receiving the highest number of affirmative votes of the shares entitled to be voted on the two open positions will be elected.

Name, Age, Business Background and Other Current Directorships	Director Since
Kevin C. Maddox, 51, served as the Chief Financial Officer of NATK from January 2002 until January 2004 when he was named Chief Executive Officer. He is also President and CEO of Avalanche Resources, Ltd., a private venture firm, which is the Company’s largest stockholder, and has been in that position since June 1996. Mr. Maddox has ten years experience in venture capital formation, nine years experience in securities brokerage and investment management, and fourteen years experience in public accounting, including positions with KPMG Peat Marwick, Deloitte and Touche, and the Internal Revenue Service. Mr. Maddox is a Director of Sawtooth, Inc., a privately held company engaged in oil and gas production. Mr. Maddox is a CPA, CFP and registered investment advisor. Mr. Maddox earned a BBA-Accounting from the University of Texas.	2001

Franklin A. Mathias, 78, Chairman of the Board, is an investor living in San Juan, Puerto Rico and a shareholder of Avalanche Resources, Ltd., the Company’s largest stockholder. He retired in 1988 from a 37-year career with ConAgra, Inc., having served as President of Molinos de Puerto Rico, Con Agra’s largest subsidiary at that time. Mr. Mathias served as a Director of Banco Popular, a $35 billion asset bank in Puerto Rico, from 1988 until 1998. He also served as President and Chairman of Junior Achievement of Puerto Rico for ten years.	2001

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF MESSRS. MATHIAS AND MADDOX AS CLASS II DIRECTORS OF THE COMPANY.

Other Members of the Board of Directors and Executive Officers

The following is an identification and description of the business experience of the Company’s directors who are not being voted on for election as directors at the Meeting.

INCUMBENT CLASS I DIRECTORS

Name, Age, Business Background and Other Current Directorships	Director Since
Robert E. Chain, 52, is President of Chain Oil & Gas, Inc. and has been with that company since 1986. Since February 1991 he has also served as President of Sawtooth, Inc., an oil and gas production company. His career in oil and gas acquisition and development began in 1984. Mr. Chain also serves as Director of Pinwah Pines, a real estate development company. Mr. Chain earned a BS/BA degree in Biophysics and Chemistry from Trinity University.	2001

Tim R. Reeves, 40, is the Manager of Stoneridge LLC, a privately held company engaged in the mortgage business. Mr. Reeves was Executive Vice President and a major shareholder of Allied Claims Solutions, LLC of Dallas, Texas from 2001 until 2003. He was previously a Vice President at Western International from 1998 to 2001. Mr. Reeves has been an executive or principal in ranching, real estate development, construction, oil and gas development and banking since completing his BS degree from Tarleton State College. He currently serves as a Director and Chairman of the Financial Development Committee of Disability Resources, Inc. and Just For Kids Preschool in Abilene, Texas.	2001

INCUMBENT CLASS III DIRECTOR

Name, Age, Business Background and Other Current Directorships	Director Since
John C. Malone, 50, is an attorney and CPA who has worked in the auditing and accounting field since 1975, and brings extensive knowledge of accounting and financial reporting to the Board. Mr. Malone formed his own accounting firm in 1982 and, since 1996, has been a principal in Malone & Bailey, PLLC. Mr. Malone received his BBA, cum laude, from University of North Texas in 1975 and his J.D. from South Texas College of Law in 2000. Mr. Malone is the Company’s independent financial expert serving on the Audit Committee.	2003

EXECUTIVE OFFICERS

John N. Bingham, 50 has served as the Acting Chief Financial Officer of NATK since January 2004. Mr. Bingham is the principal of Slash Pine Ventures, LLC (“Slash Pine”), a financial and management advisory firm that specializes in public companies. Slash Pine’s recent clients include Metals USA (NASDAQ: MUSA) and Input/Output, Inc. (NYSE: IO). Slash Pine previously provided Mr. Bingham in an acting chief financial officer capacity to NATK from December 2000 to January 2002. Prior to that, Mr. Bingham was the principal financial or accounting officer for three public companies. Mr. Bingham is a CPA and earned a BS in Accounting from the University of Houston at Clear Lake City.

Henry W. Sullivan, 64, became the President of TieTek LLC in February 2004, the Company’s main operating subsidiary. Prior to that, Dr. Sullivan was the President and Chief Executive Officer of NATK from January 1999 until his resignation in January 2004. Prior to joining NATK, Dr. Sullivan was employed by Huntsman Chemical and Shell Oil Company in various positions including Vice President of Shell Chemical Company. He currently serves as a Director of the Sarkeys Energy Center at the University of Oklahoma. Dr. Sullivan holds a Bachelors degree in Chemical Engineering from Cooper Union and Masters and Ph.D. degrees in Chemical Engineering from New York University.

Board Meetings and Committees

The Board of Directors met eight times in 2003. All directors attended at least 75% of the meetings of the Board and committees of which they are members in 2003. All of our current directors attended the last Annual Meeting of Stockholders held on July 25, 2003.

The Board of Directors has established two committees to focus specific attention on critical areas of the Board’s management and monitoring of the Company’s business and to make recommendations to the Board as necessary. Those committees are the Audit Committee, consisting of Mr. Malone, the financial expert, and Messrs. Reeves and Chain and the Compensation Committee consisting of Messrs. Mathias and Chain.

Because of the relatively small size of the Board, the Company does not have a standing Nominating Committee. The entire Board acts in the capacity of a nominating committee and will consider recommendations for director nominees by security holders if such recommendations are submitted to the Chairman of the Board no later than December 31 of the year preceding their consideration. Any nominee recommended for a position on the Board must have sufficient education and experience necessary to meet the standards for qualification established by the Board based on its best judgment of the needs of the

Company and current qualifications of Board members. The Board will identify and evaluate nominees recommended by shareholders in the same manner as the nominees generated by the Board, and based on their background and experience in finance and accounting, manufacturing, sales and marketing, investments and the railroad industry.

Audit Committee. The purpose of the Audit Committee is to oversee the financial reporting procedures of the Company, insure adequate financial and internal controls, review the scope of the Company’s annual audit and recommend the selection of independent auditors. The primary responsibilities of this committee include: reviewing with the Company’s Acting Chief Financial Officer the adequacy of quarterly and annual SEC filings; reviewing and consulting with the Company’s independent auditors regarding their reports of audit and accompanying management letters; reviewing all financial statements, financial controls, internal controls and accounting practices of the Company; evaluating the performance and cost of the Company’s independent auditors; recommending to the Board of Directors the selection of the Company’s auditors for the upcoming year; and monitoring compliance by the Company’s management and employees with major Company policies and financial controls.

The membership of the Audit Committee is designed to include a minimum of two directors, each of whom meets the NASDAQ’s independence standards and at least one of whom is an audit committee financial expert as defined by the SEC. Currently, Mr. Malone meets the SEC definition of “independent financial expert”. The Company’s Acting Chief Financial Officer serves as an ex-officio member of the committee and attends all meetings except the annual review of the Company’s financial controls and accounting procedures with the Company’s independent auditors, Ham Langston & Brezina, LLP. The Audit Committee acted on several different occasions during 2003.

Audit Fees

For each of the last two fiscal years, the Company incurred aggregate professional fees from its previous auditors Mann Frankfort Stein & Lipp CPAs, LLP (“Mann Frankfort”) in the amount of $77,873 and $37,213 and no fees to its newly appointed auditors Ham Langston & Brezina, LLP (“HLB”).

Audit-Related Fees. For each of the last two fiscal years, the Company incurred an additional $71,757 and $25,588 in fees for assurance and related services to Mann Frankfort that are reasonably related to the performance of the audit or review of the Company’s financial statements, and no fees to HLB.

Tax Fees. For each of the last two fiscal years, the Company incurred $6,116 and $11,625 in fees for tax compliance, tax advice and tax planning, composed principally of tax preparation services, to Mann Frankfort, and no fees to HLB.

All Other Fees. For each of the last two fiscal years, the Company incurred no additional fees for products and services provided by Mann Frankfort or HLB other than those reported above.

The Audit Committee considered whether the provision of these services was compatible with maintaining the independence of Mann Frankfort and HLB as the Company’s principal independent accounting firms. All of the non-audit services described above were approved by the Audit Committee in accordance with its policies and procedures.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

OF NORTH AMERICAN TECHNOLOGIES GROUP, INC.

The following is the report of the Audit Committee for the year ended December 31, 2003. The Audit Committee operates under a written charter adopted by the Board of Directors in 2000 and included as an exhibit to the Company’s Proxy Statement for its 2002 Annual Meeting of Stockholders. The Audit Committee as a whole meets regularly with the Company’s management and independent auditors to review and discuss the adequacy of the Company internal control environment and financial reporting, accounting matters, audit results, and compliance with its corporate responsibility program. In fulfilling its role, the Audit Committee reviewed and discussed the Company’s audited financial statements with management, discussed with Ham Langston & Brezina, LLP the matters required by Statement on Auditing Standards No. 61 relating to the conduct of the audit, received from Ham Langston & Brezina, LLP the written disclosure and letter required by Independent Standards Board Standard No. 1, and discussed with Ham Langston & Brezina, LLP its independence.

Based on its review, analysis and discussions with management and the independent auditors, the Audit Committee recommended to the Company’s Board of Directors (and the Board approved) that the Company’s audited consolidated financial statements for the two years ended December 31, 2003 be included in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2003. That recommendation considers the review of Ham Langston & Brezina, LLP and Mann Frankfort Stein & Lipp CPAs, LLP qualifications as independent accountants for the Company. The review included matters required to be considered under SEC rules on auditor independence, including the nature and extent of non-audit services. In the business judgment of the Audit Committee, the nature and extent of non-audit services performed by Mann Frankfort Stein & Lipp CPAs, LLP during the year did not impair the firm’s independence.

The Audit Committee and the Board, in recognition and consideration of the recommendation of management, have also recommended, subject to stockholder ratification, the selection of Ham Langston Brezina, LLP as the Company’s independent auditors for 2004.

Audit Committee of the Board of Directors:

    John C. Malone, Chairman

Compensation Committee. The purpose of the Compensation Committee is to recommend compensation policies for the Company’s senior management and to establish and administer the Company’s stock-based compensation plans. The primary responsibilities of this committee include: reviewing all new employment agreements with senior management and key employees of the Company; establishing criteria for annual incentive bonus plans for the Company and senior management (in concert with the recommendations of the Company’s Chief Executive Officer) and recommending amounts and payment of annual bonuses earned in accordance with those criteria; recommending the issuance of incentive stock options to key management personnel; assisting with and reviewing the establishment of an employee stock option plan and director stock option plan when and if requested by the Board of Directors; and monitoring and reviewing the Company’s compensation policies for all employees.

The membership of the Compensation Committee is designed to include at least two outside (non-employee) directors. The Compensation Committee met one time during 2003.

Directors’ Compensation

One of the Company’s former directors received $3,000 for attending scheduled Board meetings held in the fourth quarter of 2003. Effective in the fourth quarter of 2003, Messrs. Mathias, Reeves and Chain began receiving $3,000 per quarter for services performed as a director and Mr. Malone began receiving $13,000 per quarter for services performed as a director and independent financial expert on behalf of the Company. See “Security Ownership of Certain Beneficial Owners and Management” for stock options previously granted to directors and officers.

Communications to Board

The Board invites its stockholders to send communications to it, addressed to the Chairman of the Board or to specific individual directors, at 14315 West Hardy Road, Houston, Texas 77060 or by fax to (281) 827-1791. All stockholder communications will be collected and distributed to the Board.

EXECUTIVE COMPENSATION

The following table sets forth a summary of the compensation paid or accrued for each of the three fiscal years ended December 31, 2003, by the Company to or for the benefit of its former President and Chief Executive Officer and the former Chief Financial Officer, who is now the Chief Executive Officer of the Company (the “Named Officers”). No other executive officer’s compensation exceeded $100,000 for the year ended December 31, 2003.

		Annual Compensation		Long Term Compensation Awards
Name and Principal Position (3)	Years	Salary ($)	Bonus ($)	Restricted Stock Award ($)		Stock Options (#)	All Other Compensation ($) (1)
Henry W. Sullivan, Former CEO and President	2003 2002 2001	176,000 176,990 167,385	— — —	— — —		— — 300,000	3,579 4,555 4,320
Kevin C. Maddox, CEO and President, former CFO	2003 2002	— —	400,000 —	590,000 123,000	(2) (2)	— —	59 164

(1)	Represents life insurance premiums paid by the Company on policies on the executives’ lives and matching contributions to the 401-K plan.
(2)	In 2003, Mr. Maddox was issued 1,000,000 shares of Preferred Stock valued at $590,000 in lieu of compensation and received a $400,000 bonus payable in cash for his services rendered as Chief Financial Officer in 2003. In 2002 Mr. Maddox was issued 300,026 shares of Common Stock valued at $123,000 in lieu of compensation for his services as Chief Financial Officer in 2002.
(3)	Effective January 26, 2004, Dr. Sullivan resigned his position as Chief Executive Officer, President and Director of NATK to become President of the newly formed TieTek LLC operating subsidiary. Mr. Maddox replaced Dr. Sullivan as the President and Chief Executive Officer of NATK.

No stock options or stock appreciation rights were granted during the years ended 2002 and 2003 to any of the Named Officers. The following table sets forth for the Named Officers information regarding stock options exercised by such officer during the 2003 fiscal year, together with the number and value of stock options held at 2003 fiscal year-end, each on an aggregated basis.

Aggregated Option Exercises in the 2003 Fiscal Year and Fiscal Year-End Option Value

Name	Shares Acquired upon Exercise	($) Value Realized	No. of Unexercised Options at Year-End Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at Fiscal Year-End Exercisable/Unexercisable
Henry W. Sullivan Kevin C. Maddox	— —	— —	452,222/100,000 —	$0/$0 —

The last sales price of the Company’s Common Stock as reported on the NASDAQ SmallCap Market on December 31, 2003 was $.82, which was lower than the exercise price of the options.

1999 Stock Incentive Plan

At the annual meeting of the Company in 1999, stockholders approved the Company’s 1999 Stock Incentive Plan (the “Plan”). The Plan authorizes the Compensation Committee to grant options in the maximum amount of 10% of the aggregate amount of the issued and outstanding shares of Common Stock of the Company plus those reserved for issuance upon the conversion or exercise of outstanding convertible securities. Of these options, up to a maximum of 1,000,000 shares may be issued pursuant to incentive stock options granted under the Plan.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table set forth as of March 23, 2004, certain information with respect to the beneficial ownership of the Company’s Common Stock by (i) any person known by the Company to be the beneficial owner of more than 5% of any class of the Company’s voting securities, (ii) each of the Named Officers; (iii) each director and nominee for director; and (iv) all current directors and executive officers as a group. As of March 23, 2004, there were 68,660,654 shares of Common Stock, 7,000 shares of Series AA Convertible Preferred Stock and 2,500 shares of Series BB Convertible Preferred Stock outstanding. Each share of Series AA is convertible at any time at the option of the holder into 925.93 shares of Common Stock and has no voting rights. Each share of Series BB Preferred Stock is convertible at any time at the option of the holder into 1,666.66 shares of Common Stock and has no voting rights. Each of the persons named in the table has sole voting and investment power with respect to all shares beneficially owned by them, except as described in the footnotes following the table.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Shares(1)		Percentage of Class of Common Shares	Amount and Nature of Beneficial Ownership of Preferred Shares	Percentage of Class of Preferred Shares
Avalanche Resources, Ltd. 8 Saddlewood Estates Houston, TX 77024	36,478,786	(2)	50.41%	—	—
Rooster L.P. (Series AA) 485 Madison Avenue, 23rd Floor New York, NY 10022	—		—	1,500	20.00%
Midsummer Investment, Ltd. (Series AA) c/o Midsummer Capital, LLC 485 Madison Avenue, 23rd Floor New York, NY 10022	—		—	4,000	53.33%
Crestview Capital Master, LLC (Series AA) 95 Revere Drive, Ste A Northbrook, IL 60062	—		—	1,000	13.33%
Crestview Capital Master, LLC (Series BB) 95 Revere Drive, Ste A Northbrook, IL 60062	—		—	2,500	100.00%
Kevin C. Maddox	1,362,562	(2)	1.98%	—	—
Franklin A. Mathias	217,648	(2)	*	—	—
Tim R. Reeves	663,917	(3)	*	—	—
Robert E. Chain	4,708		*	—	—
John C. Malone	—		*	—	—
Henry W. Sullivan	1,006,528	(4)	1.46%	—	—
All Officers and Directors as a Group (8) Persons	3,014,663		4.35%	—	—

(1)	The column sets forth shares of Common Stock which are deemed to be “beneficially owned” by the persons named in the table under Rule 13d-3 of the SEC, including shares of Common Stock that may be acquired upon the exercise of stock options or warrants that are presently exercisable or become exercisable within 60 days, as follows: Mr. Maddox – 19,768 common shares, Mr. Mathias – 58,824 common shares; Mr. Reeves – 135,950 common shares; Mr. Chain – 2,354 common shares; Dr. Sullivan—452,222 common shares, and all current executive officers and directors as a group – 709,118 common shares.
(2)	In addition to the 32,778,786 shares of Common Stock and warrants to purchase 3,700,000 additional shares owned of record and beneficially by Avalanche, Mr. Mathias, the Chairman of the Board and a stockholder of Avalanche, owns 158,824 shares of Common Stock and a warrant to purchase an additional 58,824 shares of Common Stock and Mr. Maddox, the President and majority stockholder of Avalanche, owns 1,342,794 shares of Common Stock and a warrant to purchase an additional 19,768 shares of Common Stock. Messrs. Maddox and Mathias disclaim beneficial ownership of the shares owned of record by each other. See Proposal 5—GPEC Transaction for shares and warrant subject to stockholder approval.
(3)	In addition to the 208,967 shares of Common Stock and warrants to purchase an additional 135,950 shares of Common Stock owned of record and beneficially by Mr. Reeves, Mr. Reeves is a general partner of Deadbroke Investments, LP, which owns 319,000 shares of Common Stock. Mr. Reeves disclaims beneficial ownership of these shares.
(4)	Dr. Sullivan is deemed to own beneficially 905,851 shares of Common Stock by virtue of his position as a principal executive officer of Dune Holdings, LLC, which owns 138,078 shares of Common Stock, and of Thor Ventures, LLC, which owns 267,773 shares of Common Stock. Dr. Sullivan’s holdings include 124,455 shares owned through a profit sharing plan and personal holdings for the benefit of Dr. Sullivan in addition to those shares referred to in footnote 1 above. In addition, Dr. Sullivan is a stockholder in a trust that owns 500,000 shares of Common Stock (see Proposal 3—Royalty Holders Issuance). Dr. Sullivan disclaims beneficial ownership of these shares.
*	Indicates less than 1% ownership.

Certain Relationships and Related Transactions

On February 11, 2004, as part of the Sponsor Transaction, we executed a new royalty agreement (“NATK Royalty Agreement”) with Dune Holdings, LLC and Thor Ventures, LLC (the “Royalty Holders”). Under the terms of the NATK Royalty Agreement, NATK paid the Royalty Holders $250,000 in cash, issued 500,000 shares of its Common Stock and agreed to pay a 1.25% royalty on net revenue in 2005 and 2.50% royalty on net revenues for the years 2006 through 2013. Dr. Sullivan, the former Chief Executive Officer of the Company and current President of TieTek LLC is a principal of each of the Royalty Holders. Concurrently, TieTek LLC also executed a new royalty agreement (“LLC Royalty Agreement”) with the Royalty Holders as part of the Sponsor Transaction. After we have obtained stockholder approval of the Sponsor Transaction, under the LLC Royalty Agreement the cash royalty currently required to be paid by NATK under the NATK Royalty Agreement will be paid to the Royalty Holders by TieTek LLC until such time as TieTek LLC has paid the Royalty Holders a total of $10,000,000 in cash royalties and imputed interest. Thereafter, all cash royalty payments are required to be paid by NATK under the NATK Royalty Agreement. See Proposal 3 – Royalty Holders Issuance for a more complete description of this related transaction.

On February 5, 2004, we issued 1,056,538 shares of our Common Stock to Avalanche, our largest stockholder, pursuant to the Securities Purchase Agreement dated October 2, 2001 which required Avalanche receive a 55% ownership ratio after factoring all convertible debt and preferred stock on an as converted basis. This issuance occurred as a result of the issuance of 864,440 shares to a former convertible note holder on December 31, 2003. Mr. Maddox is the President and majority stockholder of Avalanche and Mr. Mathias is also an officer and stockholder of Avalanche.

In July 2003, we issued 1,700,000 shares of Common Stock and a warrant to purchase 1,700,000 shares of Common Stock to Avalanche in exchange for 408,000 shares of common stock in Global Photonic Energy Corporation (“GPEC”). The GPEC stock was recorded at the original cost of $.50 per share or $204,000 as this transaction was between entities under common control. Based on the most recent private placement of GPEC common stock, the fair value was $2.50 per share. See Proposal 5 – GPEC Transaction for a more complete description of this related transaction.

During 2003, the Company issued to Mr. Maddox, the Chief Financial Officer of NATK during 2003, 300,026 shares of Company Common Stock to compensate him for the services he had performed as chief financial officer in 2002 and 1,000,000 shares of Preferred Stock in lieu of compensation for 2003. The shares of Common Stock were valued at $.41, the calculated value of the restricted stock grant at the date of grant. The Company recorded compensation expense of $123,000 as the fair market value of the Common Stock on the date of grant. The shares of Preferred Stock were valued at $.59 per share, which was the price of the common stock at the end of 2002. The Company recognized compensation expense of $590,000 in 2003 related to that issuance. In addition, in 2002 the Company reimbursed Mr. Maddox for out-of-pocket expenses incurred on the Company’s behalf by issuing him an additional 23,000 shares of Common Stock. The number of shares issued in reimbursement of expenses was based on a private placement price of $.60 per share. The stockholders ratified the issuance to Mr. Maddox of the 300,026 shares of Common Stock and 1,000,000 shares of Preferred Stock as compensation to him for services rendered in 2002 and to be rendered in 2003 at the Annual Meeting of Stockholders in 2003.

On December 31, 2002, the Company issued a $2,000,000 convertible note, and a warrant to purchase 2,000,000 shares of Company Common Stock, to Avalanche, the largest stockholder, for proceeds of $2,000,000. The note bore interest at 10% of the outstanding balance payable monthly, and was secured by a pledge of substantially all the assets of the Company. The note was paid in full on February 16, 2004. The warrant for the purchase of 2,000,000 shares of Common Stock was issued at an exercise price of $.60 per share, and is exercisable through December 31, 2008.

As part of the Purchase Agreement for Company securities approved by the stockholders in December 27, 2001, the Company had investments in marketable equity securities consisting of common stock and a common stock purchase warrant of a publicly traded company, which were classified as available-for-sale. On April 9, 2002 Avalanche repurchased for $2,000,000 in cash the Company’s marketable equity securities and warrant, which was the approximate market value. This transaction resulted in a gain to NATK of $192,824.

During 2002, the Company issued 166,535 shares of Common Stock to Avalanche, as reimbursement for costs incurred by it on the Company’s behalf during 2001. The number of shares issued was based on the private placement price of $.85 per share.

During 2002, the Company issued 1,177 shares of Common Stock for services to Robert E. Chain, a member of the Board of Directors, in consideration of his efforts in assisting the Company in obtaining financing.

PROPOSAL 2:

SPONSOR TRANSACTION

We have entered into a series of transactions with Sponsor Investments, LLC (“Sponsor”) and certain of its affiliates, which are hereafter described as the “Sponsor Transaction”. We are seeking ratification by the stockholders of the Sponsor Transaction in order to comply with requirements of the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), the automated quotation system on which the Company’s securities are listed, the General Corporation Law of the State of Delaware and the terms and conditions of our agreements with Sponsor. The following is a summary of the Sponsor Transaction, but is necessarily brief and omits many details that may be material to a stockholder. For that reason, we encourage stockholders to review the Construction Loan Agreement, TieTek LLC Regulations, Royalty Agreements and Voting Agreement filed as exhibits to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2003, which further describe the rights of the parties in the Sponsor Transaction.

In August 2003, the Company entered into an initial financing agreement with Tie Investors, LLC (“Tie Investors”), a company affiliated with Sponsor, in which $2,100,000 was loaned to the Company (the “Bridge Loan”). The proceeds of the Bridge Loan were used to complete the acquisition of the new manufacturing facility in Marshall, Texas and fund the purchase of shares in connection with the settlement of certain litigation. In February 2004, NATK, its wholly owned subsidiary TieTek Technologies, Inc. (“TieTek”) and a newly formed limited liability company TieTek LLC, entered into a new loan agreement with Tie Investors providing for loans of up to $14,000,000 (the “Tie Investors Credit Facility”) to be used to finance the operations of TieTek LLC and other purposes. Approximately $9,100,000 was drawn under the Tie Investors Credit Facility on February 11, 2004 to fund construction of the two production lines at the new facility in Marshall, improvements to the Houston plant, operations of both facilities (including reimbursements to NATK for amounts previously spent for such purposes) and repayment of the Bridge Loan. An additional $4,900,000 remains available under the Tie Investors Credit Facility. The terms of the loan include a 10 year maturity, a variable interest rate of 500 basis points over the prime rate and the pledge of all the plant, equipment and intellectual property relating to TieTek’s crosstie operations.

Option/Post Option Exercise Buy-Sell. As further consideration for the Tie Investors Credit Facility, TieTek granted to Sponsor the option (the “Sponsor Option”) to purchase up to 49.9% of TieTek LLC for $5,000,000 at any time between February 5, 2006 and February 5, 2011. After we have obtained stockholder approval of the Sponsor Transaction, under the LLC Royalty Agreement the cash royalty currently required to be paid by NATK under the NATK Royalty Agreement will be required to be paid by TieTek LLC until such time as TieTek LLC has paid the Royalty Holders a total of $10,000,000 in cash royalties and imputed interest. The option price will be reduced by one-half of the amount of royalty payments made by TieTek LLC to the Royalty Holders under the LLC Royalty Agreement, plus imputed interest. If the exercise price of the Sponsor Option is reduced below $10 as a result of payments to the Royalty Holders, future royalty payments will be assumed by NATK. If Sponsor exercises the Sponsor Option, either party may, within one year, submit an offer to the other party to either sell its interest or buy the interest of the other party, at the same offering price. Upon receipt of such notice, the receiving party must elect to either buy or sell at the other party’s offering price within a specified period of time.

Covenant Not to Compete. The agreement with Sponsor further prohibits NATK and Sponsor from competing with TieTek LLC and from pursuing new business expansion opportunities involving the building of additional railroad crosstie manufacturing lines or plants or the manufacture of related products using the patents or technology owned by TieTek LLC, without first offering them to TieTek LLC. If NATK or Sponsor is unable or unwilling to provide the financing necessary to pursue such business opportunity, the other party may pursue such business opportunity for its own interest, but must pay TieTek LLC a royalty of 5% (or as otherwise agreed) of revenues from the sale of goods manufactured by such business opportunity.

Management. Under the TieTek LLC Regulations, Sponsor has the right to elect three of the five managers of the Board of Managers of TieTek LLC. Therefore, upon conveyance of the assets of TieTek following stockholder approval, Sponsor will be in a position to control such assets and dictate how operations are conducted. Dr. Sullivan serves as the President of TieTek LLC, and as one of the two NATK representatives on the Board of Managers of TieTek LLC. Kevin C. Maddox serves as the other member of the Board of Managers appointed by NATK. Although day-to-day operations of TieTek LLC will be managed by its President, all major corporate decisions of that entity must be approved by the majority vote of the Board of Managers. Unanimous consent of the managers or members is required for certain actions, for example to admit new members, approve loans by members, amend the Regulations or dissolve the entity.

Receipt of Funds. Each of TieTek and Sponsor (if it has exercised the Sponsor Option) has the right to receive annual distributions of distributable cash from TieTek LLC equal to their respective tax liability for that year, payable 90 days after fiscal year end. In addition, after December 31, 2006, each party will have the right to receive distributions of an allocable portion of 50% of TieTek LLC’s net income for that year (the “Mandatory Distribution”). TieTek will receive 50.1% and Sponsor will receive 49.9% of the Mandatory Distribution. If Sponsor has not exercised the Sponsor Option, it will receive an annual service fee in an amount equal to the tax liability and Mandatory Distribution paid to TieTek for that year. In such event, the Mandatory Distribution will be based on 25.05% of TieTek LLC’s net income for the year.

Transfer of Assets. All of the operating assets and intellectual property for the manufacture of the Company’s principal product, the TieTek™ crosstie, are currently owned by NATK’s wholly owned subsidiary, TieTek. Under the agreement with Sponsor, the Company must obtain the approval of its shareholders to the Sponsor Transaction by May 6, 2004. Avalanche, Henry W. Sullivan and Mark

Neuhaus, whose shares represent approximately 56% of the outstanding voting shares of the Company, have agreed to vote in favor of the Sponsor Transaction. Upon the receipt of approval of the Sponsor Transaction at the Meeting, all TieTek assets, including the intellectual property, pertaining to the crosstie manufacturing operations and certain other types of products will be transferred to TieTek LLC, and NATK and TieTek will be released from liability under the Tie Investors Credit Facility loan. Thereafter, all manufacturing operations of the Company’s former TieTek™ crosstie business will be conducted directly by TieTek LLC.

Stockholder Vote

In addition to Sponsor’s requirement for stockholder approval, NASDAQ, which lists the Company’s Common Stock, and the General Corporation Law of Delaware may each require that the Sponsor Transaction be submitted to the stockholders for their approval. The affirmative vote of a majority of the shares of stock present in person or by proxy is required to ratify the Sponsor Transaction. Avalanche, Henry W. Sullivan and Mark Neuhaus, whose shares represent approximately 56% of the outstanding voting shares of the Company, have agreed to vote in favor of the Sponsor Transaction.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE SPONSOR TRANSACTION.

PROPOSAL 3:

ROYALTY HOLDERS ISSUANCE

In connection with the contemplated transfer of our operating assets to TieTek LLC as required by the Sponsor Transaction, we renegotiated our royalty agreement (“the “Royalty Agreement”) with the owners of the TieTek™ technology (the “Royalty Holders”). Dr. Sullivan, the former President, Chief Executive Officer and director of NATK and current President of TieTek LLC, is one of the Royalty Holders. For that reason, and in order to satisfy certain NASDAQ requirements relating to the issuance of 500,000 shares of common stock to the Royalty Holders, we are submitting to the stockholders for their approval the issuance of shares to the Royalty Holders in accordance with the terms of the Royalty Agreement.

The Royalty Agreement is designed to obtain from the Royalty Holders a license for the use by the Company of the technology developed by the Royalty Holders. For that license, NATK has agreed to (i) pay the Royalty Holders $250,000 in cash at the signing of the agreement, (ii) issue the Royalty Holders 500,000 shares of NATK Common Stock (the “Royalty Holders Issuance”), and (iii) pay the Royalty Holders through 2005 a royalty of 1 1/4%, and thereafter through 2013 a royalty of 2 1/2%, of the net revenues from the sale of TieTek™ products or technology. After we have obtained stockholder approval of the transfer of the operating assets, including the technology, to TieTek LLC in accordance with the Sponsor Transaction, TieTek LLC, instead of NATK, will pay the Royalty Holders the cash royalty described in (iii) above, subject to the limitations and other terms and conditions described above under Proposal 2 – Sponsor Transaction and the respective Royalty Agreements.

The number of shares involved in the Royalty Holders Issuance was negotiated at arms’ length between Mr. Maddox, on behalf of the Company, and the Royalty Holders. This issuance of stock reduced the amount of cash payments to the Royalty Holders, when the Company needed to preserve its available cash to fund its operations. We believe the Royalty Holders Issuance, together with the cash payment and future royalty payment arrangement, is fair and reasonable compensation to the Royalty Holders, and in the best interests of the Company in order to obtain the use of the patented technology to continue to produce the TieTek™ crosstie.

Stockholder Vote

The Board has submitted the ratification of the Royalty Holders Issuance to the stockholders for their approval in accordance with NASDAQ requirements. . The affirmative vote of a majority of the shares of stock present in person or by proxy is required to ratify the issuance of these shares. Avalanche has ownership of approximately 50% of the voting shares and intends to vote for the ratification of the Royalty Holders Issuance.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE ROYALTY HOLDERS ISSUANCE.

PROPOSAL 4:

PRIVATE PLACEMENT AND PREFERRED STOCK PLACEMENT

On December 31, 2003, the Company sold 4,166,666 shares of Common Stock at $.60 per share and issued warrants to purchase an additional 8,333,333 shares of Common Stock at $.60 per to three institutional investors (the “Private Placement”). On March 8, 2004, the Company closed a $9,500,000 funding with the same group of institutional investors and two additional institutional investors, including $7,000,000 of Series AA Convertible Preferred Stock (“Series AA”) and $2,500,000 of Series BB Convertible Preferred Stock (“Series BB”) (collectively, the “Preferred Stock Placement”). Under the terms of the Securities Purchase Agreement, the Company sold $7,000,000 of Series AA and committed to sell an additional $7,000,000 should certain events occur. The Series AA is convertible into Common Stock at $1.08 per share, has annual dividends payable in cash or Common Stock of 6% per annum and is mandatorily redeemable at the end of the fourth year. The Company may force conversion of the Series AA if the Common Stock has trades 250% above the conversion price for 30 days. In addition, the Company is required to issue warrants equal to 40% of the number of shares of Common Stock that the stated value of Series AA would purchase using an average closing price of the Common Stock. The purchaser of the Series BB surrendered and cancelled warrants to purchase 4,166,666 shares of Common Stock of NATK that were issued on December 31, 2003. The Series BB is convertible into Common Stock at $0.60 per share, has no dividends payable and is not mandatorily redeemable. No warrants were issued in connection with the Series BB.

Stockholder Vote

The Board has submitted the ratification of the issuance of these shares to the stockholders to obtain approval of the Private Placement and Preferred Stock Placement. The affirmative vote of a majority of the shares of stock present in person or by proxy is required to ratify the issuance these shares. Avalanche has ownership in excess of 50% of the voting shares and intends to vote for the ratification of the Private Placement and Preferred Stock Placement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PRIVATE PLACEMENT AND PREFERRED STOCK PLACEMENT.

PROPOSAL 5:

GPEC TRANSACTION

In July 2003, Avalanche subscribed for 1,700,000 shares of Common Stock and a five-year warrant to purchase 1,700,000 shares of Common Stock at an exercise price of $.60 per share. These Company securities were issued conditionally in exchange for 408,000 shares of Global Photonics Energy Corporation (“GPEC”), a private, development-stage company whose principal business is the development of fuel cell and hydrogen production technology. Avalanche and the Company also entered into a lock-up agreement regarding the Company shares and warrants, for the principal purpose of ensuring that the exchange would not violate NASDAQ rules regarding stockholder approval of private issuances of securities to affiliates. The lock-up agreement provided that the exchange would be subject to stockholder approval, and that Avalanche would not sell, pledge, vote or otherwise be entitled to have any economic interest in the Company shares and warrants until the exchange was approved by the stockholders of the Company.

For accounting purposes, the GPEC common stock has been recorded at Avalanche’s original cost of $.50 per share or $204,000, because the exchange was between entities under common control. Based on private placement of units of GPEC common stock and warrants occurring prior to the subscription, Avalanche advised the Company that fair value of the GPEC shares in July, 2002 was approximately $2.50 per GPEC share, and the Board has accepted such valuation for purposes of issuing Company shares and warrant in the GPEC Transaction.

Stockholder Vote

The Board has submitted the ratification of the GPEC Transaction to the stockholders for their approval in accordance with NASDAQ requirements. The affirmative vote of a majority of the shares of stock present in person or by proxy is required to ratify the issuance of 1,700,000 shares of Common Stock to Avalanche in exchange for 408,000 shares of GPEC. Avalanche has ownership of approximately 48% of the voting shares (excluding the 1,700,000 shares related to this transaction) and intends to vote for the ratification of the GPEC Transaction.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE GPEC TRANSACTION.

PROPOSAL 6:

CHOICE OF AUDITORS

On January 29, 2004, Mann Frankfort resigned as the Company’s independent auditors for the period ended December 31, 2003. On February 5, 2004, the Company engaged HLB to be its independent auditors for the period ended December 31, 2003. The Audit Committee of the Board of Directors has approved the engagement of HLB as the Company’s independent auditors for the period ended December 31, 2004. HLB has advised the Board that neither the firm nor any member of the firm has any direct financial interest or any material indirect interest in the Company. Also, during at least the past three years, neither HLB nor any member of that firm has had any connection with the Company in the capacity of promoter, underwriter, voting trustee, director, officer or employee. Representatives of HLB are expected to be present at the Meeting to make a statement if they so desire and will be available to respond to appropriate questions.

Mann Frankfort had audited the Company’s financial statements for 2002. Mann Frankfort was selected by the Board of Directors and the Audit Committee to serve as the independent auditors for the Company for the fiscal year ending December 31, 2003. The report by Mann Frankfort for 2002 did not include an adverse opinion or disclaimer or qualification as to audit scope or accounting principles. There have been no disagreements with Mann Frankfort on any matter of accounting principles or practices which, if not resolved to Mann Frankfort’s satisfaction, would have caused it to make reference to the subject matter in connection with its report on the Company’s financial statements for the period audited.

The Board of Directors will consider the selection of another accounting firm to serve as the Company’s independent auditors in the event that the stockholders do not approve the selection of HLB as the Company’s independent auditors.

Stockholder Vote

The affirmative vote of a majority of the shares of stock present in person or by proxy is required to ratify the appointment of HLB as the Company’s independent auditors for the fiscal year ending December 31, 2004. Avalanche has ownership of approximately 50% of the voting shares and intends to vote for the ratification of HLB as the Company’s independent auditors for the period ended December 31, 2004.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF HAM LANGSTON & BREZINA, LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE PERIOD ENDED DECEMBER 31, 2004.

OTHER MATTERS

The Board of Directors does not know of any other matter, which is intended to be brought before the Meeting, but if such matter is presented, the persons named in the enclosed proxy intend to vote the same according to their best judgment.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors and certain officers of the Company, as well as persons who own more than 10% of a registered class of the Company’s equity securities (“Reporting Persons”), to file reports with the SEC. Avalanche did not timely file its Form 4 to report the acquisition of shares of Common Stock in the GPEC Transaction. Mr. Maddox did not timely file his Form 4 related to the receipt of shares of Common Stock in lieu of compensation for 2002 and 2003. Mr. Malone did not timely file his Form 3 after being elected a director of the Company in July 2003. These filings are contemplated to be filed promptly. The Company believes that during the year ended December 31, 2003 all other Reporting Persons timely complied with all filing requirements applicable to them.

Deadline for Receipt of Stockholder Proposals

The Company currently intends to hold its 2005 Annual Meeting of Stockholders in April 2005 and to mail proxy statements relating to such meeting in April 2005. In order for proposals of stockholders to be considered for inclusion in the proxy statement and form of proxy relating to the Company’s 2005 Annual Meeting of Stockholders, such proposals must be received by the Company no later than December 31, 2004 and must otherwise be in compliance with all applicable laws and regulations.

By Order of the Board of Directors

/s/ John N. Bingham
John N. Bingham Acting Secretary

Dated: April 2, 2004

NORTH AMERICAN TECHNOLOGIES GROUP, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Kevin C. Maddox and John N. Bingham and each of them proxies with power to appoint a substitute and hereby authorizes either of them to represent and to vote all shares of Common Stock of North American Technologies Group, Inc. held of record by the undersigned on March 23, 2004, at the Annual Meeting of Stockholders of North American Technologies Group, Inc. to be held on April 28, 2003 and at any adjournments or postponements thereof, and to vote on this form and, in their discretion, upon such other matters not specified as may come before said meeting.

                                                                                                                                   CHANGE OF ADDRESS    ☐

Proposal 1 – Election of two Class II Directors:

Nominee: Kevin C. Maddox

☐ FOR nominee	☐ WITHHELD from nominee

Nominee: Franklin A. Mathias

☐ FOR nominee	☐ WITHHELD from nominee

Proposal 2 – Ratify Sponsor Transaction

☐ FOR	☐ AGAINST	☐ ABSTAIN

Proposal 3 – Ratify Royalty Holders Issuance

☐ FOR	☐ AGAINST	☐ ABSTAIN

Proposal 4 – Ratify Private Placement and Preferred Stock Placement

☐ FOR	☐ AGAINST	☐ ABSTAIN

Proposal 5 – Ratify GPEC Transaction

☐ FOR	☐ AGAINST	☐ ABSTAIN

Proposal 6 – Ratify Appointment of Ham Langston & Brezina, LLP

☐ FOR	☐ AGAINST	☐ ABSTAIN

THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD

SEE REVERSE SIDE

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR AND FOR RATIFICATION OF EACH OF THE SPONSOR TRANSACTION, GPEC TRANSACTION, PRIVATE PLACEMENT AND PREFERRED STOCK PLACEMENT, ROYALTY HOLDERS ISSUANCE AND APPOINTMENT OF HAM LANGSTON & BREZINA, LLP AS INDEPENDENT AUDITORS FOR THE 2004 FISCAL YEAR. YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOX (SEE REVERSE SIDE), BUT YOU NEED

NOT MARK ANY BOX IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. Change of Address and Comments

                                                                                                                                                                                                                       (If
have written in the above space, please mark the corresponding box on the reverse side of this form.)

SIGNATURE(S)

                                                                                                                                                                                                               DATE
NOTE: Please sign name(s) exactly as printed hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.